Exhibit No. 11.  Statement re: Computation of Per Share Earnings for the three months ended March 31, 1998 and 1997 (in thousands except per share data).

                                                          Three Months Ended
                                                               March 31,
                                                        ----------------------
                                                          1998         1997
                                                        ----------  ----------
Net income                                              $      439  $      471
                                                        ==========  ==========

Weighted average shares outstanding                      3,006,524   3,017,060

Common stock equivalents due to dilutive
   effect of stock options                                 126,991     106,058
                                                        ----------  ----------
Diluted weighted average common
   shares outstanding                                    3,133,515   3,123,118
                                                        ==========  ==========

Basic earnings per share                                   $  0.15     $  0.15
                                                           =======     =======
Diluted earnings per share                                 $  0.14     $  0.15
                                                           =======     =======

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